Exhibit 99.1

NEWS RELEASE

ICF Reports Fourth Quarter and Full Year 2017 Results

Fourth Quarter Highlights

•	Total Revenue Was $321 Million, Up 11 Percent, Led by Growth in Commercial Revenue
•	Diluted EPS Was $1.41; Non-GAAP EPS[1] Was $0.78
•	Adjusted EBITDA Margin on Service Revenue[1] Was 14.4 Percent
•	Contract Awards Were $315 Million, 6 Percent Ahead of the Same Period Last Year

Full Year Highlights

•	Total Revenue for 2017 Was $1.23 Billion, Up 3.7% Year-on-Year
•	Diluted EPS Was $3.27; Non-GAAP EPS Was $3.02
•	Adjusted EBITDA Margin on Service Revenue Was 13.3 Percent
•	Operating Cash Flow Was $117.2 Million, 46% Percent Ahead of 2016
•	Contract Awards Were $1.3 Billion for a Book-to-Bill Ratio of 1.1

Company Uses Benefit of Lower Tax Rate to Initiate Quarterly Dividend

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, AdvisIRy Partners, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, AdvisIRy Partners, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.-- February 27, 2018-- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the fourth quarter and twelve months ended December 31, 2017.

“Fourth quarter results reflected solid execution across key client categories and markets and resulted in a strong finish to the year. Total fourth quarter revenue growth of 10.9 percent was led by the performance of our commercial business, which increased 25 percent, thanks to year-on-year growth throughout the commercial client category and higher pass-

[1]

Non-GAAP EPS, Service Revenue, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

through revenue. Additionally, government revenue benefited from double-digit growth in international government revenue, supported by slightly higher revenue from federal government clients.  On a consolidated basis, we delivered service revenue growth for the quarter of 5.3 percent over the prior year quarter, which demonstrated steady growth in demand for our services,” said Sudhakar Kesavan, ICF’s Chairman and Chief Executive Officer.

“In the fourth quarter, we elected to pay a larger portion of our 2017 non-executive bonuses in cash, rather than in stock awards, to accelerate tax deductible expense into 2017 and reduce our tax expense over a multi-year period. This action, along with our ongoing staff realignment and infrastructure cost reduction programs and acquisition-related expense, reduced operating income by $4.3 million. Excluding quarter-specific items, operating income would have increased 9.7 percent in the fourth quarter, significantly ahead of service revenue growth.

“2017 was a year of progressive improvement for ICF. Our full year 2017 organic revenue growth and Non-GAAP EPS performance was in line with the guidance we provided at the beginning of the year, and we succeeded in significantly exceeding the range of our operating cash flow guidance. In 2017, we had $1.31 billion in contract wins, the majority of which represented new business. We ended the year with a strong backlog, as well as a robust pipeline of $4.24 billion, providing positive momentum heading into 2018,” Mr. Kesavan noted.

Fourth Quarter 2017 Results

Fourth quarter 2017 revenue was $321.2 million, a 10.9 percent increase from $289.6 million in the fourth quarter of 2016. Service revenue grew 5.3 percent year-over-year to $217.8 million. Net income was $27.1 million in the fourth quarter, up 113.6 percent from $12.7 million in the fourth quarter of 2016. Diluted earnings per share amounted to $1.41, a 117 percent increase from $0.65 per diluted share in the prior year period, and inclusive of:

•

a one-time tax benefit of $16.2 million ($0.85 per diluted share) as a result of the revaluation of deferred tax assets and liabilities in connection with the recently-enacted Tax Cuts and Jobs Act (the Tax Act), and

•	special charges of $0.13 per diluted share, or $4.3 million pre-tax, related to additional cash bonus expense, severance, office closures and acquisition-related costs.

Non-GAAP EPS increased 2.6 percent year-on-year to $0.78 per share in the fourth quarter of 2017, from $0.76 in the year-ago quarter. EBITDA1 was $27.1 million, compared to $29.5 million in the fourth quarter of 2016. Adjusted EBITDA1, which excludes the aforementioned special charges of $4.3 million, was $31.4 million, a 5.2 percent increase from last year’s $29.9 million. Fourth quarter 2017 adjusted EBITDA margin was 14.4 percent of service revenue compared to 14.4 percent in last year’s fourth quarter.

Full Year 2017 Results

For 2017, revenue was $1.23 billion, up 3.7 percent over the prior year’s reported revenue. Service revenue was $884.2 million, or 2.3 percent above the prior year. Net income was $62.9 million, a year-over-year increase of 35 percent from $46.6 million. Diluted earnings per share went up 36.3 percent year-over-year to $3.27, inclusive of:

•	the one-time tax benefit mentioned above of $16.2 million ($0.84 per diluted share), and
•	special charges of $0.24 per diluted share, or $7.2 million pre-tax, related to additional cash bonus expense, severance, office closures and acquisition-related costs.

Non-GAAP EPS was $3.02 per share in 2017, an increase of 5.2 percent from the $2.87 per share reported in 2016. EBITDA was $111.0 million, relatively flat with $111.9 million in 2016. Exclusive of $6.9 million of the aforementioned special charges, adjusted EBITDA increased 3.5 percent and amounted to $117.9 million for the full year 2017, representing a margin of 13.3 percent of service revenue, up from 13.2 percent last year.

Operating cash flow was $117.2 million for 2017, up 46.4 percent, year-on-year. During 2017, the company used $53.1 million in cash to pay down debt and $30.7 million to repurchase company shares.

Backlog and New Business Awards

Total backlog was $2.05 billion at the end of the fourth quarter of 2017. Funded backlog was $1.04 billion, or approximately 51 percent of the total backlog. The total value of contracts awarded in the 2017 fourth quarter was $314.7 million, up 6 percent year-on-year.  For full year 2017, contract awards were $1.31 billion, representing a book-to-bill ratio of 1.1.

Government Business Fourth Quarter 2017 Highlights

•

U.S. federal government revenue, which accounted for 40 percent of total revenue, rose 0.3 percent year-on-year to $128.6 million in the fourth quarter of 2017. Federal government revenue accounted for 44 percent of total revenue in the prior year quarter.

•

U.S. state and local government revenue decreased 11.3 percent year-on-year, primarily as a result of several infrastructure projects either ending or slowing down, and additional temporary project delays due to fires and weather-related incidents in California. U.S. state and local government revenue accounted for 9 percent of total revenue, compared to 11 percent in the year-ago period.

•	International government revenue increased by 41.6 percent year-on-year and accounted for 9 percent of total revenue, up from 7 percent in the year-ago period.

Key Government Contracts Awarded in the Fourth Quarter

ICF was awarded more than 100 U.S. federal contracts and task orders and more than 250 additional contracts from state and local and international governments. The largest awards included:

•

Survey and evaluation support: A contract modification with a value of $15.3 million with the U.S. Agency for International Development to continue support for Phase IV of the MEASURE Evaluation project.

•	Program support: A contract extension with a ceiling of $10.2 million with the U.S. Department of State Bureau of Consular Affairs to provide enterprise strategy and management support.
•	Strategic communications: A contract modification with a value of $4.3 million with the National Cancer Institute to support tobacco and behavioral health campaigns and expanded monitoring.
•	Survey and program support: A recompete contract with a value of $4.4 million with the U.S. Centers for Disease Control to measure health risk behaviors among high school students nationwide.
•	Program support: A contract modification with a value of $3.9 million with the U.S. Navy to continue support for an inspection management system.
•	Program support: A task order with a value of $3.7 million with the U.S. Postal Service to support a nationwide mail flow tracking system.
•

Technical assistance and program support: Numerous contracts and task orders with a combined value of $2.9 million with the National Center for Environmental Assessment to provide various technical and program support services.

Select other government contract and task order wins with a value greater than $2 million included: conducting an initial study and preparing an environmental impact report for the City of San Francisco Planning Department; preparation of technical reports and environmental documentation for a California transit authority; and technical assistance and assessments of applications for the U.S. Environmental Protection Agency’s Cross-Media Electronic Reporting Rule.

Commercial Business Fourth Quarter 2017 Highlights

•	Commercial revenue was $135.6 million, 24.5 percent above the $108.9 million in last year’s fourth quarter.
•	Digital marketing services accounted for 47 percent of commercial revenues. Energy markets, which includes energy efficiency programs for utilities, represented 37 percent of commercial revenue.

Key Commercial Contracts Awarded in the Fourth Quarter

Commercial sales were $190.8 million in the fourth quarter of 2017, and ICF was awarded more than 600 commercial projects globally during the period. The largest awards were:

Energy Markets:

•

Two contracts with a combined value of $40 million with a mid-Atlantic U.S. utility to implement its residential energy efficiency programs and provide marketing services for its residential and commercial portfolios.

•

Several new purchase orders with a combined value of $30 million with a U.S. energy corporation to expand delivery of residential, commercial and industrial energy efficiency portfolios for two utilities in the mid-Atlantic region.

•	Seven contract and funding extensions with a value of $23.9 million with a midwestern U.S. utility to continue to support its residential energy efficiency programs.
•	A contract with a value of $15.9 million with a utility in the Pacific Northwest to design, develop and implement energy efficiency program strategies.
•	Several contracts and subcontracts with a combined value of $10.2 million with a midwestern U.S. utility to support its demand side management program and provide additional consulting services.
•	A contract with a value of $10.2 million with a North American energy company to support industrial energy efficiency projects.
•	Several contracts with a combined value of $4.6 million with a western utility to provide various environmental services.

Marketing Services:

•	Numerous task orders with a value of up to $3.6 million with a global hotel chain to support its loyalty programs.
•	Retainer and contract extensions with a combined value of up to $2.9 million for a major U.S. rail transportation system to continue providing loyalty program and digital solutions services.

Other commercial contract wins with a value of at least $1 million included: environmental services for fiber optic projects for a large internet company and for construction projects for a western U.S. utility; marketing services for two national health insurers; ongoing marketing services for an educational publisher; and additional funding to continue support for energy efficiency programs for a midwestern U.S. utility and an eastern U.S. utility.

2017 Recognitions

ICF received several important recognitions in 2017:

•	ICF was named again to Forbes Magazine’s 2017 “America’s Best Midsize Employers” and “Best Management Consulting Firms” lists.
•	ICF Olson 1to1 was named a Leader in The Forrester Wave™: Customer Loyalty Solutions, Q3 2017, the highest distinction a company can attain.
•	The Company was recognized as a “Fast Moving” Brand by Government Decision-Makers.
•	ICF Mostra, our Brussels-based communications agency, received two gold awards and one silver award at the prestigious 2017 Cannes Corporate Media & TV Awards for videos produced for EU clients.

Summary and Outlook

“We believe that ICF is well-positioned for continued growth in 2018,” said Mr. Kesavan. “Our domain expertise and our advisory and implementation skills are aligned with spending priorities in both the government and commercial sectors. Looking ahead to 2018 and 2019, specific growth catalysts for ICF in the government market include budget priorities in the areas of post-hurricane housing recovery, infrastructure, and social/public health programs. In commercial markets, we have a strong pipeline in commercial energy efficiency programs, and an improved economic climate for spending on commercial engagement and marketing programs.

“The recent two-year budget agreement calls for the highest increase in appropriations for federal civilian agencies in many years. It usually takes several months after appropriations are completed for the funds to be available to the various agencies and departments. As a result, we have not factored these increases into our 2018 revenue guidance because we do not expect the appropriations process to be completed in time to significantly benefit our 2018 results.  Additionally, the new budget includes a substantial allocation for disaster recovery, and we continue to expect RFPs to be released in support of housing recovery programs at the state, county and local levels in Texas, Florida and Puerto Rico over the next few quarters.

“We expect to continue to achieve operating leverage in 2018 and to deliver year-over-year improvement in Adjusted EBITDA margin on service revenue of 10 to 20 basis points, while increasing our investments to drive long-term growth and to improve the Company’s ability to scale efficiently.  For 2018, GAAP earnings per diluted share are expected to be in the range of $3.25 to $3.45, exclusive of any special charges, on total revenue of $1.245 billion to $1.285 billion. The midpoint of our total revenue guidance is equivalent to 2.9 percent growth in total revenue and approximately 4 percent growth in service revenue, as 2017 total revenue included a higher-than-usual percentage of pass-through revenue. The midpoint of our diluted EPS guidance reflects an estimated year-on-year increase of 16.7 percent, after normalizing 2017 EPS for the impact of the Tax Act. Non-GAAP diluted EPS should range from $3.60 to $3.80. Per-share guidance is based on a weighted average number of shares outstanding of 19.1 million.  Operating cash flow is expected to be in the range of $100 million to $110 million.

“As a full taxpayer, ICF will gain a meaningful benefit from the reduction of its effective tax rate to an estimated 26.5 percent from approximately 38 percent, as a consequence of the recently-enacted ‘Tax Cuts and Jobs Act’. As a result of this benefit, we have taken the opportunity to return capital to shareholders through the initiation of a dividend program and payment of a quarterly cash dividend of $0.14, payable on April 16, 2018 to shareholders of record on March 30, 2018. Given our expectations of continued strong operating cash flow, our capital allocation strategy remains unchanged, and includes strategic acquisitions, share repurchases, innovation and technology development, and debt repayment,” Mr. Kesavan noted.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 5,000 specialized experts, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)
Revenue	$321,174	$289,559	$1,229,162	$1,185,097
Direct Costs	207,230	182,440	771,725	745,137
Operating costs and expenses:
Indirect and selling expenses	86,840	77,655	346,440	328,048
Depreciation and amortization	4,260	4,405	17,691	16,638
Amortization of intangible assets	2,663	3,094	10,888	12,481
Total operating costs and expenses	93,763	85,154	375,019	357,167

Operating Income	20,181	21,965	82,418	82,793
Interest expense	(1,890)	(2,158)	(8,553)	(9,470)
Other income	97	234	121	1,184
Income before income taxes	18,388	20,041	73,986	74,507
(Benefits) provision for income taxes	(8,682)	7,368	11,110	27,923
Net income	$27,070	$12,673	$62,876	$46,584

Earnings per Share:
Basic	$1.45	$0.67	$3.35	$2.45
Diluted	$1.41	$0.65	$3.27	$2.40

Weighted-average Shares:
Basic	18,646	18,988	18,766	18,989
Diluted	19,136	19,512	19,244	19,416

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	1,147	(342)	4,177	(4,324)
Change in fair value of derivative designated as cash flow hedge	441	—	441	—
Gain on sale of interest rate hedging agreement, net of tax	(17)	2,175	(17)	2,175
Total other comprehensive income (loss), net of tax	1,571	1,833	4,601	(2,149)
Comprehensive income, net of tax	$28,641	$14,506	$67,477	$44,435

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts) (2)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)
Reconciliation of Service Revenue
Revenue	$321,174	$289,559	$1,229,162	$1,185,097
Subcontractor and Other Direct Costs(3)	(103,399)	(82,765)	(344,913)	(320,332)
Service Revenue	$217,775	$206,794	$884,249	$864,765

Reconciliation of EBITDA and Adjusted EBITDA
Net Income	$27,070	$12,673	$62,876	$46,584
Other income	(97)	(234)	(121)	(1,184)
Interest expense	1,890	2,158	8,553	9,470
Provision for income taxes	(8,682)	7,368	11,110	27,923
Depreciation and amortization	6,923	7,499	28,579	29,119
EBITDA	27,104	29,464	110,997	111,912
Acquisition-related expenses(4)	239	20	239	20
Special charges related to severance for staff realignment(5)	742	226	1,583	1,701
Special charges related to office closures(6)	339	150	2,060	258
Special charges due to additional cash bonus expense(7)	3,000	—	3,000	—
Total special charges and adjustments	4,320	396	6,882	1,979
Adjusted EBITDA	$31,424	$29,860	$117,879	$113,891

EBITDA Margin Percent on Revenue(8)	8.4%	10.2%	9.0%	9.4%
EBITDA Margin Percent on Service Revenue(8)	12.4%	14.2%	12.6%	12.9%
Adjusted EBITDA Margin Percent on Revenue(8)	9.8%	10.3%	9.6%	9.6%
Adjusted EBITDA Margin Percent on Service Revenue(8)	14.4%	14.4%	13.3%	13.2%

Reconciliation of Non-GAAP EPS
Diluted EPS	$1.41	$0.65	$3.27	$2.40
Acquisition-related expenses	0.01	—	0.01	—
Special charges related to severance for staff realignment	0.04	0.01	0.08	0.09
Special charges related to office closures	0.02	0.01	0.12	0.02
Special charges due to additional cash bonus expense	0.16	—	0.16	—
Amortization of intangibles	0.14	0.16	0.57	0.64
Income tax effects on amortization, special charges, and adjustments(9)	(0.15)	(0.07)	(0.35)	(0.28)
Adjustments for changes in the tax rate under new Tax Act	(0.85)	—	(0.84)	—
Non-GAAP EPS	$0.78	$0.76	$3.02	$2.87

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and Other Direct Costs is Direct Costs excluding Direct Labor and Fringe Costs.
(4) Acquisition-related expenses related to closed and anticipated-to-close acquisitions, consisting primarily of consultant and other outside third-party costs.

(5) Special charges related to severance for staff realignment: These costs are either involuntary employee termination benefits for Company officers who have been terminated as part of a consolidation or reduction in operations, or collective termination benefits of an identifiable group of employees terminated as part of a discontinued service offering.

(6) Special charges related to office closures: These costs are exit costs associated with terminated leases or full office closures. These exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will either continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(7) Special charges due to additional cash bonus expense: In response to the Tax Act that was passed in December 2017 and will take effect in 2018, we increased the portion of bonuses that will be paid in cash, which will increase the amount that can be deducted for income tax purposes for 2017.

(8) EBITDA Margin and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(9) Income tax effects were calculated using an effective U.S. GAAP tax rate of 41.1% and 37.0%, prior to the adjustments for changes in the tax rate under the new tax regulations, for the quarter and the year ended December 31, 2017, respectively, and 36.8% and 37.5% for the quarter and year ended December 31, 2016 respectively.

(10) As is shown in the supplemental schedule, we track revenue by key metrics (including client markets and client mix) that provide useful information about the nature of our operations. The client markets metric provides insight into the breadth of our expertise while the client mix metric is an indicator of the diversity of our client base.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
Current Assets:
Cash and cash equivalents	$11,809	$6,042
Contract receivables, net	291,515	281,365
Prepaid expenses and other	11,327	11,724
Income tax receivable	5,596	—
Restricted cash - current	11,191	—
Total current assets	331,438	299,131
Total property and equipment, net	38,052	40,484
Other assets:
Goodwill	686,108	683,683
Other intangible assets, net	35,304	46,129
Restricted cash - non-current	1,266	1,843
Other assets	18,087	14,301
Total Assets	$1,110,255	$1,085,571

Current Liabilities:
Accounts payable	$75,074	$70,586
Accrued salaries and benefits	45,645	39,763
Accrued expenses and other current liabilities	65,080	52,631
Deferred revenue	38,571	29,394
Income tax payable	—	106
Total current liabilities	224,370	192,480
Long-term liabilities:
Long-term debt	206,250	259,389
Deferred rent	15,119	15,600
Deferred income taxes	33,351	39,114
Other	15,135	12,984
Total Liabilities	494,225	519,567
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 22,019,315 and 21,663,432 shares issued; and 18,661,801 and 19,021,262 shares outstanding as of December 31, 2017 and December 31, 2016, respectively	22	22
Additional paid-in capital	307,821	292,427
Retained earnings	434,766	371,890
Treasury stock	(121,540)	(88,695)
Accumulated other comprehensive loss	(5,039)	(9,640)
Total Stockholders’ Equity	616,030	566,004
Total Liabilities and Stockholders’ Equity	$1,110,255	$1,085,571

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended
	December 31,
	2017	2016
Cash flows from operating activities
Net income	$62,876	$46,584
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	1,480	1,089
Deferred income taxes	(7,390)	6,535
Non-cash equity compensation	10,291	9,082
Depreciation and amortization	28,579	29,119
Deferred rent	(177)	(43)
Proceeds from hedge sale	—	3,600
Facilities consolidation reserve	1,479	—
Amortization of debt issuance costs	673	532
Other adjustments, net	275	(1,169)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables	(7,234)	(29,020)
Prepaid expenses and other assets	(1,844)	(2,792)
Accounts payable	3,631	8,941
Accrued salaries and benefits	5,597	1,140
Accrued expenses and other current liabilities	13,257	10,252
Deferred revenue	8,341	(707)
Income tax receivable and payable	(5,697)	(2,447)
Other liabilities	3,054	(639)
Net cash provided by operating activities	117,191	80,057

Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(14,513)	(13,791)
Payments for business acquisitions, net of cash received	(91)	(100)
Net cash used in investing activities	(14,604)	(13,891)

Cash flows from financing activities
Advances from working capital facilities	590,225	478,584
Payments on working capital facilities	(643,363)	(530,728)
Payments on capital expenditure obligations	(4,808)	(4,041)
Debt issue costs	(1,612)	—
Proceeds from exercise of options	4,722	3,034
Net payments for stockholder issuances and buybacks	(32,464)	(13,823)
Net cash used in financing activities	(87,300)	(66,974)
Effect of exchange rate changes on cash	1,094	(416)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	16,381	(1,224)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	7,885	9,109
Cash, Cash Equivalents, and Restricted Cash, End of Period	$24,266	$7,885

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$7,922	$8,937
Income taxes	$21,659	$21,094

ICF International, Inc. and Subsidiaries

Supplemental Schedule (10)

Revenue by client markets	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Energy, environment, and infrastructure	40%	39%	40%	39%
Health, education, and social programs	43%	43%	42%	43%
Safety and security	8%	8%	8%	8%
Consumer and financial	9%	10%	10%	10%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
U.S. federal government	40%	44%	45%	48%
U.S. state and local government	9%	11%	10%	11%
International government	9%	7%	7%	6%
Government	58%	62%	62%	65%
Commercial	42%	38%	38%	35%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Time-and-materials	45%	44%	43%	43%
Fixed-price	39%	40%	39%	39%
Cost-based	16%	16%	18%	18%
Total	100%	100%	100%	100%